ASCENT MEDIA CORPORATION ANNOUNCES
EXTENSION OF EARLY TENDER DEADLINE
AND WITHDRAWAL DEADLINE

Englewood, CO — May 26, 2011 – Ascent Media Corporation (“Ascent”) (Nasdaq: ASCMA) announced today that it has extended the Early Tender Deadline and the Withdrawal Deadline with respect to its previously announced offer to purchase for cash (the ”Tender Offer”) any and all of the outstanding Floating Rate Notes due 2027 (CUSIP No. 58962FBC3) (the “Meridian Notes”) issued by Meridian Funding Company, LLC, a Delaware limited liability company.

The Early Tender Deadline and the Withdrawal Deadline, each scheduled for 5:00 p.m., New York City time, on May 26, 2011, have been extended to 5:00 p.m., New York City time, on June 10, 2011, unless further extended by Ascent or the Tender Offer is earlier terminated or withdrawn by Ascent.

The Expiration Date of the Tender Offer remains unchanged at 5:00 p.m., New York City time, on June 10, 2011, unless extended by Ascent or the Tender Offer is earlier terminated or withdrawn by Ascent.

Subject to the terms and conditions of the Tender Offer, holders who validly tender and do not validly withdraw their Meridian Notes prior to the Early Tender Deadline, as extended, will be eligible to receive $850.00 for each $1,000 principal amount of Meridian Notes (the “Total Consideration”).  The Total Consideration includes an Early Tender Premium of $30.00 per $1,000 principal amount of Meridian Notes.  Subject to the terms and conditions of the Tender Offer, holders who validly tender their Meridian Notes after the Early Tender Deadline, as extended, but prior to the expiration of the Tender Offer, will be eligible to receive only $820.00 for each $1,000 principal amount of Meridian Notes, which excludes the Early Tender Premium.  Tendering holders will also receive accrued and unpaid interest to, but not including, the settlement date.

As of 5:00 p.m., New York City time, on May 26, 2011, $100,000,000 aggregate principal amount of Meridian Notes had been tendered and not withdrawn pursuant to the Tender Offer.

The complete terms and conditions of the Tender Offer, except as modified by this press release, are specified in the Offer to Purchase dated May 13, 2011, as amended and supplemented from time to time, and the related Letter of Transmittal.  Except for the extension of the Early Tender Deadline and the Withdrawal Deadline, all other terms and conditions of the Tender Offer remain unchanged.

Citigroup Global Markets Inc. is acting as the sole dealer manager and Global Bondholder Services Corporation is acting as the depositary and information agent in connection with the Tender Offer.  Copies of the materials relating to the Tender Offer may be obtained from the information agent at (866) 857-2200 (toll free) or (212) 430-3774.  Additional information concerning the terms of the Tender Offer may be obtained by contacting Citigroup Global Markets Inc. at (800) 558-3745 (U.S. toll free).

This news release is for informational purposes only and shall not constitute an offer to purchase with respect to the Meridian Notes.  The Tender Offer is being made solely pursuant to, and in accordance with the terms and conditions specified in, the related Offer to Purchase and Letter of Transmittal.  The Tender Offer is not being made to the holders of the Meridian Notes in any jurisdiction where the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Ascent Media Corporation

Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics International, Inc., a Delaware corporation, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the ability to consummate the Tender Offer and satisfy the conditions thereto.  These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These forward looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K for additional information about Ascent.

Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com
212-446-1875